SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 24, 2001

Meridian Bioscience, Inc.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	0-14902 (Commission File Number)	31-0888197 (IRS Employer Identification No.)

3471 River Hills Drive, Cincinnati, Ohio                    45244

(Address of principal executive offices)                    Zip Code

Registrant's telephone number, including area code	(513) 271-3700

(Former name or former address, if changed since last report.)

Item 5. Other Events.

           On April 24, 2001, Meridian Bioscience, Inc. issued the press release attached as Exhibit 1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

           (c)      Exhibits.

                      1.      Press release dated April 24, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2001	MERIDIAN BIOSCIENCE, INC. By: /s/Melissa A. Lueke Melissa A. Lueke Vice President, Chief Financial Officer and Secretary

EXHIBIT 1

MERIDIAN BIOSCIENCE, INC.
3472 River Hills Drive
Cincinnati, Ohio 45244

For Immediate Release
April 24, 2001
Contact: 513.271.3700
John A. Kraeutler
Melissa A. Lueke

MERIDIAN REPORTS SECOND QUARTER RESULTS, DECLARES REGULAR CASH DIVIDEND AND ANNOUNCES STOCK BUYBACK PROGRAM

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today reported operating results for the second quarter and six months ended March 31, 2001, declared the regular cash dividend and announced a stock buyback plan, as follows:

Second Quarter Operating Results

Net sales for the second fiscal quarter ended March 31, 2001, were $13,866,000 as compared to $14,577,000 for the same period of the prior fiscal year, a decrease of $711,000 or 5%. Meridian reported a net loss of $1,616,000 ($0.11 per share) for the second quarter of fiscal 2001, which included $916,000 ($0.06 per share) of after tax costs related to the completion of European restructuring ($221,000), FDA matters ($612,000) and trade secrets litigation ($83,000). Net earnings for the second quarter of the prior fiscal year were $1,849,000, or $0.13 per share. Earnings before interest, taxes, depreciation and amortization (EBITDA) were a loss of $954,000 for the quarter ended March 31, 2001, compared to a positive EBITDA of $4,394,000 for the same period of last fiscal year.

Six Month Operating Results

Net sales for the six months ended March 31, 2001, were $29,120,000 as compared to $28,906,000 for the same period of the prior fiscal year, an increase of $214,000 or 1%. Meridian reported a net loss of $9,808,000 ($0.67 per share) for the first six months of fiscal 2001, which included $10,213,000 ($0.70 per share) of after tax costs related to actions taken in the first and second quarters regarding asset impairment charges and FDA matters ($9,151,000), European restructuring ($929,000) and trade secrets litigation ($133,000). Net earnings for the first half of the prior fiscal year were $3,319,000, or $0.23 per share. EBITDA for the first half of fiscal 2001 was a loss of $3,668,000 (after adding back $8,235,000 of impairment charges for long-lived assets), compared to a positive EBITDA of $8,771,000 for the same period of the prior fiscal year.

General Discussion

Notwithstanding the operating losses reported for the second quarter and first half of fiscal 2001, meaningful progress has been made in improving Meridian’s quality systems, strengthening the management team, resuming product shipments, managing customer relations and moving toward profitable operations.

During the second quarter, worldwide sales increased each month and sales volume for the European business unit was strong, particularly Italy. Viral Antigens, acquired September of last year, contributed sales of $1,670,000, net earnings of $57,000 (after consideration of depreciation and amortization of stepped-up asset values and interest on acquisition debt) and EBITDA of $465,000 during the second quarter. Cash flow from operations for the second quarter ended March 31, 2001 was, as predicted, positive, in the amount of approximately $1,948,000.

The European restructuring plan adopted in the fourth quarter of fiscal 2000 is substantially complete. The German distribution center has been closed and the European export business has been relocated to Belgium. Market conditions in Germany continue to be depressed for the diagnostic testing business. Meridian does not expect any further costs associated with this restructuring.

Meridian’s previously announced long-term supply agreement with Zeus Scientific, Inc. is underway with initial shipments of product taking place this month, on schedule. Importantly, the Meridian-branded, Zeus-manufactured products will re-establish active marketing, sales and shipment of 27 of the 30 products that Meridian voluntarily removed from the market earlier in the year in response to an FDA inspection. Such replacement products represent at least $6 million of the previously estimated $9 million loss in revenues, on an annual basis. Under the Zeus contract, gross profit margins are expected to be in line with those achieved by Meridian for the same products. Additionally, under the three-year agreement, with options to extend, Zeus will develop and manufacture additional products for the testing of infectious diseases and collaborate with Meridian on new technologies.

During the second quarter, Meridian hired Larry Baldini as the Company’s Vice President of Operations. He started full time on April 2. Mr. Baldini has a broad background in connection with in vitro diagnostic product manufacturing and operations management. In the short time he has been at Meridian, Mr. Baldini has already made a substantial contribution and impact.

John A. Kraeutler, President and Chief Operating Officer, said, “I am pleased with the sales trends, positive cash flow and solid progress we have made in upgrading Meridian’s quality systems. Our sound financial condition and long-standing reputation as a producer of innovative and high-quality diagnostic tests are important assets as we move forward. Adding highly experienced and qualified senior management people like Larry Baldini is key to Meridian’s future growth. We are actively recruiting and you can expect announcements in the near future. In summary, we believe Meridian will be a stronger and more profitable company. Based on our current projection, and barring unforeseen circumstances, we stand by our earlier view that the Company will return to profitability during the third quarter of this fiscal year.”

Quarterly Dividend

The Board of Directors declared a cash dividend of $0.065 per share to be paid May 9, 2001 to shareholders of record as of May 1, 2001. The regular quarterly cash dividend is at an indicated annual rate of $0.26 per share.

Stock Buyback Program

The Board of Directors has authorized the repurchase of up to 500,000 shares of its outstanding common stock from time-to-time in open market and privately negotiated transactions. The purchases will be made at the discretion of management and subject to guidelines adopted by Meridian’s Board of Directors, including consideration of market, business, legal, accounting and other factors. Shares repurchased will be held in treasury and may be used to meet requirements for employee benefit plans, acquisitions and other corporate purposes.

William Motto, Chairman and Chief Executive Officer, said, “We believe that the repurchase of our common shares at recent price levels represents a very attractive investment for Meridian and is in the best interest of our shareholders. This repurchase plan reflects our optimism about Meridian’s long-term prospects, recognition of our positive cash flow and our confidence in returning to profitability later this fiscal year.”

Summary Financial Data (unaudited)
(in thousands, except per share data)

                                     Three Months Ended      Six Months Ended
                                         March 31,               March 31,
                                    --------------------    --------------------
                                      2001        2000        2001        2000
                                    --------    --------    --------    --------
Net sales                           $ 13,866    $ 14,577    $ 29,120    $ 28,906
Cost of goods sold
   Sale of products                    6,954       5,609      12,775      10,816
   Inventory impairment                 --          --         4,000        --
                                    --------    --------    --------    --------
      Total cost of goods sold         6,954       5,609      16,775      10,816
                                    --------    --------    --------    --------
         Gross profit                  6,912       8,968      12,345      18,090
                                    --------    --------    --------    --------

Operating expenses
   Research and development              892         439       1,931         961
   Sales and marketing                 3,205       2,891       6,412       6,018
   General and administrative          3,008       2,238       5,995       5,010
   European restructuring                420        --         1,264        --
   Costs and asset impairment
     charges related to FDA
     matters                           1,019        --        10,290        --
                                    --------    --------    --------    --------
      Total operating expenses         8,544       5,568      25,892      11,989
                                    --------    --------    --------    --------

Operating income (loss)               (1,632)      3,400     (13,547)      6,101
Other income (expense), net           (1,069)       (285)     (1,408)       (611)
                                    --------    --------    --------    --------
   Income (loss) before income
     taxes                            (2,701)      3,115     (14,955)      5,490
   Income tax provision (benefit)     (1,085)      1,266      (5,147)      2,171
                                    --------    --------    --------    --------
      Net earnings (loss)           $ (1,616)   $  1,849    $ (9,808)   $  3,319
                                    ========    ========    ========    ========

Net earnings (loss) per basic
   common share                     $  (0.11)   $   0.13    $  (0.67)   $   0.23
Basic common shares outstanding       14,598      14,586      14,596      14,544

Net earnings (loss) per diluted
   common share                     $  (0.11)   $   0.13    $  (0.67)   $   0.23
Diluted common shares outstanding     14,598      14,703      14,596      14,640
FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward looking statements accompanied by meaningful cautionary statements. These statements identify important factors that could cause actual results to differ materially from those that might be projected. Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced approximately 35 internally-developed products since 1991, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. One of Meridian’s main growth strategies is acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life sciences company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, urinary and respiratory infections. All Meridian products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents and specialty biologicals. The Company markets its products to hospitals, reference laboratories, research centers, veterinary testing centers and physician offices in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.